Exhibit 10.4

DESTINATION MATERNITY CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between Destination Maternity Corporation, a Delaware corporation, (the “Company”) and David Stern (the “Grantee”).

WHEREAS, in order to induce the Grantee to accept employment with the Company and to further align the Grantee’s financial interests with those of the Company’s other stockholders, the Board has approved this Award of Restricted Stock Units effective August 1, 2016 (the “Effective Date”).

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1. Award of Performance-Based Restricted Stock Units.

(a) Award. The Company hereby awards the Grantee 15,569 Restricted Stock Units (the “Target Award”), subject to adjustment as set forth in Section 5 of this Agreement and subject further to the restrictions and on the terms and conditions set forth in this Agreement (the “Restricted Stock Units”).

(b) Inducement Grant. The Company maintains the Amended and Restated Destination Maternity Corporation 2005 Equity Incentive Plan (the “Plan”), which provides the general terms and conditions for equity incentive awards to the Company’s employees, directors, consultants, and other individuals who provide services to the Company. This Award of Restricted Stock Units is not made pursuant to the Plan, but rather is intended to constitute a non-plan based “inducement grant,” as described in Nasdaq Listing Rule 5635(c)(4). Nonetheless, the terms and provisions of the Plan relating to Restricted Stock Units (including, without limitation, Sections 3(c) and 3(d) of the Plan) are hereby incorporated into this Agreement by reference, as though fully set forth herein, as if the Restricted Stock Units were awarded pursuant to the Plan. Except as otherwise provided herein, capitalized terms herein will have the same meaning as defined in the Plan.

(c) Performance Restricted Stock Units. The Restricted Stock Units are Performance Awards and will become vested if and to the extent the service and performance vesting conditions set forth in Section 2 are satisfied. To the extent so vested, each Restricted Stock Unit represents an unfunded, unsecured right of the Grantee to receive one Share at a specified time.

2. Vesting of Restricted Stock Units.

(a) Performance Criteria. If the Grantee is continuously employed by the Company and/or its Affiliates through the “Settlement Date” (as defined in Section 3), the Grantee will vest in such percentage of the Target Award based on the Company’s cumulative “Adjusted EBITDA” (as defined below) with respect to the Company’s 2016 fiscal year through and including the Company’s 2018 fiscal year (the “Performance Period”), as set forth in the following table:

	Threshold Level	Target Level	Maximum Level
Cumulative Adjusted EBITDA	$81,200,000	$101,500,000	$114,898,000
Percent of Target Award Vested	25% of Target Award	100% of Target Award	150% of Target Award

The Committee will interpolate to determine the Restricted Stock Units vested for all levels of cumulative Adjusted EBITDA above the Threshold Level but below the Maximum Level. Notwithstanding the foregoing, if the Company’s Adjusted EBITDA for the 2018 fiscal year does not equal or exceed $22,800,000, all of Grantee’s Restricted Stock Units will be forfeited with no further compensation due to Grantee. Additionally, if cumulative Adjusted EBITDA is below the Threshold Level, all of Grantee’s Restricted Stock Units will be forfeited with no further compensation due to Grantee.

(b) Definition of Adjusted EBITDA. Adjusted EBITDA shall mean the Company’s earnings before interest, taxes, depreciation and amortization, as reflected in the Company’s financials, adjusted to exclude the impact of (a) loss on impairment of tangible or intangible assets; (b) gain or loss on disposal of assets; (c) gain or loss from the early extinguishment, redemption or repurchase of debt, and (d) stock-based compensation expense. “Adjusted EBITDA” will also be adjusted to exclude (i) the impact of any changes to accounting principles that become effective during the Performance Period, (ii) any expenses incurred by the Company in connection with the Company’s evaluation, pursuit or consummation of one or more strategic alternatives or transactions (which such expenses are considered to be incurred in connection with extraordinary, unusual or infrequently occurring events reported in the Company’s public filings), and (iii) any expenses incurred by the Company in connection with the relocation of its corporate headquarters and distribution center facilities (which such expenses are considered to be incurred in connection with extraordinary, unusual or infrequently occurring events reported in the Company’s public filings). Additionally, the Committee reserves the right, in its sole judgment, to utilize negative discretion to make equitable adjustments to Adjusted EBITDA with respect to extraordinary, unusual or infrequently occurring events and/or acquisitions or dispositions by the Company of any entity or line of business (or acquisitions or dispositions of all or substantially all of the assets of an entity or line of business) that occur during the Performance Period.

(c) Change in Control. If a Change in Control occurs during the Performance Period and the Grantee is continuously employed by the Company and/or its Affiliates through the date of that Change in Control, the Grantee will vest in the Restricted Stock Units at the Target Level and, and in full settlement of his or her rights hereunder, will receive a distribution of the Shares underlying such Restricted Stock Units immediately prior to but contingent upon such Change in Control. In addition, upon a Change in Control, the Committee reserves the right, on a case by case basis, to increase the vested Restricted Stock Units from the Target Level to the Maximum Level or to any other amount in between those levels. For avoidance of doubt, this paragraph will not limit the right of the Board to take other action with respect to the Restricted Stock Units under Section 3(d)(vi) of the Plan upon the occurrence of any Change in Control.

(d) Certain Terminations of Service. If the Grantee’s employment with the Company and its Affiliates is terminated prior to distribution of Shares in respect of vested Restricted Stock Units (i) due to the Grantee’s death, (ii) due to the Grantee becoming Disabled, (iii) by the Company without “Cause” or (iv) by the Grantee for “Good Reason” (as such terms are defined in the employment agreement between the Company and the Grantee), then notwithstanding such termination of employment, the Grantee will vest in a number of the Restricted Stock Units equal to that number of Restricted Stock Units that would otherwise have vested in accordance with Section 2(a) above (i.e., based on the actual performance of the Company through the end of the Performance Period), pro-rated in a ratio equal to the full number of completed days of the Grantee’s employment with the Company or its Affiliates in the Performance Period over 1095. Any remaining Restricted Stock Units that do not then vest will be forfeited with no further compensation due to Grantee. If the Grantee’s employment with the Company and its Affiliates terminates or is terminated for any other reason prior to the Settlement Date, all of the Grantee’s the Restricted Stock Units will be forfeited immediately with no further compensation due to Grantee. The foregoing treatment upon the termination of the Grantee’s employment with the Company and its Affiliates during the Performance Period will supersede any contrary treatment in any presently existing employment agreement between the Company and the Grantee.

3. Settlement. Except as otherwise provided above in Section 2(c), the Committee will certify the performance results, and the resulting number of vested Restricted Stock Units, promptly following the end of the Performance Period. Shares will be distributed to the Grantee in respect of vested Restricted Stock Units within 2 1⁄2 months following the end of the Performance Period (the “Settlement Date”).

4. Non-Transferability. Neither the Restricted Stock Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable.

5. Rights of Grantee During Restricted Period. The Grantee will not have any stockholder rights or privileges, including voting rights, with respect to the Shares underlying the Restricted Stock Units until such Shares are delivered to the Grantee. Notwithstanding the foregoing, if the Company declares and pays a cash dividend or distribution with respect to its Shares prior to the Settlement Date, the Restricted Stock Units then subject hereto will be increased by a number of additional Restricted Stock Units determined by dividing (A) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of Restricted Stock Units subject hereto on the dividend or distribution record date (including any additional Restricted Stock Units previously credited pursuant to this paragraph), by (B) the Fair Market Value on the dividend or distribution record date. Additional Restricted Stock Units credited under this paragraph will be subject to the same terms and conditions (including the same performance vesting and settlement) as the Restricted Stock Units subject hereto immediately prior to such dividend or distribution.

6. Securities Laws. The Board may from time to time impose any conditions on the Restricted Stock Units or the Shares underlying this Award as it deems necessary or advisable to ensure that the Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

7. Tax Consequences. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant, vesting or settlement of the Restricted Stock Units. The Grantee has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

8. The Plan. Although this Award of Restricted Stock Units is not granted under the Plan, the terms of the Plan have been incorporated herein by reference. Accordingly, the Grantee agrees to be bound by all of the terms and conditions of the Plan, as such Plan may be amended from time to time in accordance with the terms thereof. These Restricted Stock Units will be administered by the Board or its designated Committee, who will have the same authority with respect to these Restricted Stock Units as described in Section 2 of the Plan. A copy of the Plan in its present form is available for inspection during business hours by the Grantee at the Company’s principal office. All questions regarding the interpretation of the terms of these Restricted Stock Units, including all questions regarding the application and interpretation of Plan provisions incorporated herein, will be determined by the Board or its designated Committee, whose determination will be final, binding and conclusive.

9. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

10. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Grantee, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

11. Electronic Delivery of Documents. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

12. Tax Withholding. To the extent permitted by the Plan as then in effect and except as would otherwise violate the terms of any financing agreement to which the Company is then a party, the tax withholding obligations arising in connection with this Award may be settled by withholding the delivery of Shares otherwise distributable hereunder in respect of vested Restricted Stock Units based on the Fair Market Value of those Shares.

13. Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

14. Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

15. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Company’s duly authorized representative and the Grantee have each executed this Restricted Stock Unit Award Agreement on the respective date below indicated.

DESTINATION MATERNITY CORPORATION

By:	/s/ Anthony M. Romano
Name:	Anthony M. Romano
Title:	Chief Executive Officer & President

Date:	August 1, 2016

GRANTEE

/s/ David Stern
Signature

August 1, 2016
Date